UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 Highway 515 East Blairsville, Georgia 30512
(Address of Principal Executive Offices) (Zip Code)

United Community Banks, Inc. Amended and Restated Deferred Compensation Plan
(Full title of the plan)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
(Name and address of agent for service)

(864) 241-8736
Telephone number, including area code, of agent for service

Copies to: Neil E. Grayson Gary M. Brown Nelson Mullins Riley & Scarborough, LLP 2 West Washington Street Suite 400 Greenville, South Carolina 29601 Telephone: (864) 250-2235
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee(2)
Common Stock, par value $1.00 per share	250,000(3)	$33.47	$8,367,500.00	$912.89

(1)Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for United Community Banks, Inc.’s common stock on The NASDAQ Global Select Market on May 12, 2021, which date is within five business days prior to filing this registration statement.

(2)    Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001091.

(3)    Represents additional shares of common stock authorized under the United Community Banks, Inc. Amended and Restated Deferred Compensation Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.
EXPLANATORY NOTE
United Community Banks, Inc. (“we,” “our,” “us,” “Registrant” or the “Company”) files this registration statement on Form S-8 in connection with the United Community Banks, Inc. Amended and Restated Deferred Compensation Plan, which amended and restated the United Community Banks, Inc. Deferred Compensation Plan (collectively, the “Plan”) to register additional of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that were authorized for issuance under the Plan. The Company previously filed the following registration statements with respect to the Plan (the “Prior Registration Statements”):

(i)a Form S-8 (File No. 333-183768) covering 200,000 of Common Stock authorized for issuance under the Plan;
(ii)a Form S-8 (File No. 333-167185) covering 40,000 shares (representing 200,000 shares originally registered adjusted for a 1-for-5 reverse stock split on June 20, 2011) of Common Stock authorized for issuance under the Plan and $5,000,000 in deferred compensation obligations; and
(iii)a Form S-8 (File No. 333-125017) covering 40,000 shares (representing 200,000 shares originally registered adjusted for a 1-for-5 reverse stock split on June 20, 2011) of Common Stock authorized for issuance under the Plan and $10,000,000 in deferred compensation obligations.

The Prior Registration Statements continue and remain effective as to those shares of Common Stock or deferred compensation obligations registered thereunder. Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the Prior Registration Statements, including all amendments, attachments and exhibits thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    In addition to the Prior Registration Statement, the following documents filed with the U.S. Securities and Exchange Commission (“SEC”) are hereby incorporated by reference into this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;
•the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021, April 20, 2021; April 23, 2021, May 13, 2021 and May 14, 2021; and

•The description of the Company’s Common Stock set forth in our Registration Statement on Form S-4/A (File No. 333-237862) filed with the SEC on May 8, 2020, and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.    Exhibits.

    The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.*

10.1
United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2017 (incorporated herein by reference to Exhibit 10.17 to United Community Banks, Inc.'s Annual Report on Form 10-K File No. 001-35095, filed with the SEC on February 27, 2020).#

10.2
Amendment No. 1 to United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of April 1, 2018 (incorporated herein by reference to Exhibit 10.18 to United Community Banks, Inc.'s Annual Report on Form 10-K File No. 001-35095, filed with the SEC on February 27, 2020).#

10.3
Amendment No. 2 to United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2019 (incorporated herein by reference to Exhibit 10.19 to United Community Banks, Inc.'s Annual Report on Form 10-K File No. 001-35095, filed with the SEC on February 27, 2020).#

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

24.1	Power of Attorney (included on the signature page hereto).*
*Filed herewith
# Denotes compensatory plan or arrangement

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on May 18, 2021.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Melinda Davis Lux
	Name:	Melinda Davis Lux
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melinda Davis Lux and Alan H. Kumler, and each of them acting alone, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the SEC in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 18, 2021:

/s/ H. Lynn Harton	/s/ Kenneth L. Daniels
H. Lynn Harton	Kenneth L. Daniels
Chairman, President, and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Jefferson L. Harralson	/s/ Lance F. Drummond
Jefferson L. Harralson	Lance F. Drummond
Executive Vice President and Chief Financial Officer	Director
(Principal Financial Officer)

/s/ Alan H. Kumler	/s/ Jennifer Mann
Alan H. Kumler	Jennifer Mann
Senior Vice President, Chief Accounting Officer	Director
(Principal Accounting Officer)

/s/ Thomas A. Richlovsky	/s/ David C. Shaver
Thomas A. Richlovsky	David C. Shaver
Lead Independent Director	Director

/s/ Robert Blalock	/s/ Tim Wallis
Robert Blalock	Tim Wallis
Director	Director

/s/ James P. Clements	/s/ David H. Wilkins
James P. Clements	David H. Wilkins
Director	Director

/s/ L. Cathy Cox
L. Cathy Cox
Director
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